Securities & Exchange Commission,
Washington, D.C.

CONSENT OF JIANGXI GEOLOGICAL ENGINEERING GROUP COMPANY

I, Zhao Cheng Jun, Senior Officer of Jiangxi Geological Engineering Group Company, Jiujiang Branch, of Jiangxi City, Jiangxi, China, do hereby consent to the use in this registration statement of Sierra Ventures, Inc. on Form SB-2 of any and all information pertaining to the Zhangjiafan Gold Property previously provided to or by Jiujiang Gao Feng Mining Industry Limited Company, or which was determined as a result of work on behalf of Jiujiang Gao Feng Mining Industry Limited Company by Gao Fenglin, Senior Engineer, as quoted by Gao Fenglin in his Report Of Exploration on Zhangjiafan Gold Property dated January 27, 2007, appearing in the prospectus, which is part of this Registration Statement. Our company completed an examination in 2007 of the property and has reported the information on a formal basis to Jiujiang Gao Feng Mining Industry Limited Company as indicated in the above referenced report.

/s/ “Zhao Cheng Jun”

Zhao Cheng Jun
Senior Officer,
Jiangxi Geological Engineering Group Company, Jiujiang Branch

Jiujiang City, Jiujiang, China
August 15, 2007